Exhibit 5.1

J. Peyton Worley

T: +1 212 479-6349

pworley@cooley.com

March 16, 2016

Tremor Video, Inc.

1501 Broadway, Suite 801

New York, New York 10036

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Tremor Video, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (a) an aggregate of 2,088,575 shares of the Company’s Common Stock, par value $0.0001 per share (the “Additional Plan Shares”),  issuable pursuant to the Company’s 2013 Equity Incentive Plan, as amended (the “Plan”) and (b) an aggregate of 920,000  shares of Common Stock  (the “Inducement Grant Shares”) issuable pursuant to an Option Agreement dated September 8, 2015 between the Company and its Chief Financial Officer and an Option Agreement  dated October 20, 2015  between the Company and its Chief Technology  Officer  (collectively, the “Inducement Award Agreements”).

In connection with this opinion, we have examined and relied upon our review of (a) the Registration Statement and related prospectuses, (b) the Plan and the Inducement Award Agreements, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Additional Shares and the Inducement Grant Shares, when sold and issued in accordance with the Plan or the Inducement Award Agreements, as applicable, and the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ J. Peyton Worley
J. Peyton Worley, Partner

1114 AVENUE OF THE AMERICAS, NEW YORK, NY 10036 T: (212) 479-6000 F: (212) 479-6275 WWW.COOLEY.COM